EXHIBIT 12

                          HASBRO, INC. AND SUBSIDIARIES
                 Computation of Ratio of Earnings to Fixed Charges
                          Quarter Ended March 31, 2002

                              (Thousands of Dollars)





Earnings available for fixed charges:
  Net loss                                                          $(17,058)
  Add:
    Fixed charges                                                     24,374
    Income taxes                                                      (5,994)
                                                                     -------
      Total                                                         $  1,322
                                                                     =======


Fixed Charges:
  Interest on long-term debt                                        $ 18,404
  Other interest charges                                               1,138
  Amortization of debt expense                                           448
  Rental expense representative
   of interest factor                                                  4,384
                                                                     -------
      Total                                                         $ 24,374
                                                                     =======

Ratio of earnings to fixed charges                                      0.05
                                                                     =======